SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (the “Agreement”) is made and entered into as of this 15th day of February 2007 (the “Effective Date”) by and between Ecotality, Inc., a Nevada corporation formerly known as Alchemy Enterprises, Ltd. (“Ecotality”), Howard A. Foote, an individual and resident of California (“Foote”), Elliott Winfield, an individual and resident of California (“Winfield”), and Universal Power Vehicles Corporation, a Nevada corporation (“UPV”) (collectively, the “Parties”).

RECITALS

WHEREAS, Ecotality is a publicly-traded technology company developing various renewable energy sources and products, including the following technology (the “Technology”):

•

an electric power cell system comprising an air-magnesium battery (the “Power Cell”);

•

a Power Cell utilizing a salt and water solution or water steam, through which electrically charged particles can move;

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a Power Cell generating hydrogen either continuously or on-demand;

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a system for managing electricity or hydrogen generated by the Power Cell;

•

a system and method for recycling magnesium and the by-product of the hydrogen-generation process; and

•

a system for storing and distributing hydrogen generated by a Power Cell.

WHEREAS, Foote and Winfield, individually and on behalf of UPV, represented that they had developed and owned certain rights, title and interest in and to various inventions, development agreements, and know-how relating to and based on the Technology, including certain provisional patent applications (the “UPV Materials”);

WHEREAS, Ecotality desired to acquire from Foote, Winfield and UPV all of their right title and interest in and to the UPV Materials and any future technology developed by Foote, Winfield or UPV and relating to the Technology (the “Intellectual Property”);

WHEREAS, Ecotality, Foote, Winfield and UPV entered into the following agreements relating to the Intellectual Property with the intent that the agreements vest in Ecotality all right, title and interest in and to the UPV Materials, the Intellectual Property, and any past or future contributions made to the Technology by Foote, Winfield or UPV (the “Ecotality Agreements”):

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Technology Contribution Agreement between Ecotality, Foote and Winfield dated on or about February 15, 2006 (the “TCA”);

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Consulting Agreement between Ecotality and UPV dated on or about February or March 2006;

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Intellectual Property Assignment Agreement between Ecotality, Foote, Winfield and UPV dated April 14, 2006 (the “IP Agreement”);

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Employment Agreement between Ecotality and Foote effective as of June 1, 2006 (the “Foote Employment Agreement”);

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Employment Agreement between Ecotality and Winfield effective as of June 1, 2006; and

•

Patent Assignment Agreement between Foote, UPV and Ecotality and dated September 7, 2006 (the “Patent Assignment Agreement”).

WHEREAS, as partial consideration of the referenced Agreements, on or about February 15, 2006, Harold W. Sciotto (“Sciotto”), a majority shareholder of Ecotality, placed 1,813,333 shares of Ecotality stock (now approximately 32,000,000 shares after a 17.6471:1 split) in escrow for the benefit of Foote and approximately 453,333 shares of Ecotality stock (now approximately 8,000,013 shares after a 17.6471:1 split) in escrow for the benefit of Winfield, to be released only upon the fulfillment of certain terms and conditions regarding the Technology (the “Escrow Agreements”);

WHEREAS, a dispute arose between Ecotality and Foote concerning Foote’s compliance with certain terms of the Foote Employment Agreement and on about October 8, 2006, Ecotality placed Foote on paid administrative leave;

WHEREAS, on or about November 7, 2006, Winfield voluntarily resigned from his employment with Ecotality;

WHEREAS, on or about November 30, 2006, the Ecotality Board of Directors voted to terminate the Foote Employment Agreement;

WHEREAS, the parties desire and intend to settle and resolve all known disputes and uncertainties between them as they relate to the Ecotality Agreements and ownership of the UPV Materials, the Intellectual Property and the Technology by Ecotality, and conclude the employment relationship on an amicable basis as set forth in this Agreement, and have therefore agreed to enter into this Agreement as a full and complete expression of their agreement and understanding.

NOW THEREFORE, in consideration of the acts, payments, covenants, and mutual agreements herein described and agreed to be performed, the parties agree as follows:

AGREEMENT

1.

Full Assignment of Inventions and Intellectual Property.

1.1

Foote, Winfield and UPV, on behalf of themselves and any related parent company, subsidiary, or affiliate, hereby assign, transfer and convey to Ecotality, and agree to assign, transfer and convey to Ecotality in the future, all of their right, title and interest in and to the Technology, UPV Materials, and Intellectual Property, including the right to sue for past infringement and recover damages therefor.  By this assignment, Ecotality has the sole and exclusive right, effective immediately, to direct and control development of the Technology, UPV Materials and Intellectual Property, prosecution of any patents on the Technology, as well as any registrations or applications for federal or state registration of any trademarks or copyrights in the Technology.

1.2

Foote, Winfield and UPV hereby release all claims to the Technology, UPV Materials, Intellectual Property or any contracts or agreements relating thereto and agree to execute any assignments or other documents as may be requested by Ecotality in the future in order to perfect, preserve and protect Ecotality’s ownership in the Technology, UPV Materials and Intellectual Property.

1.3

Foote, Winfield and UPV shall forever refrain from making any claims to the Technology, UPV Materials, or Intellectual Property, including claims of inventorship, a shop right, or an implied license.

1.4

Foote, Winfield and UPV shall provide reasonable cooperation to Ecotality and promptly respond to requests for information, documents, or other materials pertaining to the Technology.

1.5

This Agreement is not intended to modify, supersede, or nullify any existing agreements between the parties relating to ownership of the Technology, UPV materials or Intellectual Property.  To the extent there are contradictions between this Agreement and any existing agreement between the parties, this Agreement is intended to clarify the language, scope, purpose and intent of said agreements and any contradictions shall be read in favor of Ecotality and its complete ownership of all right, title and interest in and to the Technology and Intellectual Property.

2.

Cancellation of Escrow Agreements. Foote and Winfield shall, within five (5) days of the Effective Date, use their best efforts to cause the Escrow Agreements to be terminated and all stock held therein released to Sciotto, as he may direct and agree, free and clear of any liens, encumbrances, or claims by Foote, Winfield or any other party.  Foote and Winfield herein release and discharge Sciotto and the escrow agent of claims to the shares held in escrow and all claims, causes of action, or rights of any liability, damage, or obligations of any kind, type, or nature, whether presently known or unknown, accrued, or not accrued, which they may have, or may have had, against Sciotto and the escrow agent concerning the Escrow Agreements and disposition of the shares held therein.

3.

Resignation from Ecotality Board of Directors. Foote shall, within five (5) days of the Effective Date, resign from the Ecotality Board of Directors and refrain from seeking election to the Board in the future.

4.

Identification of Contracts.  Foote, Winfield and UPV shall, within five (5) days of the Effective Date, identify in writing and in detail for Ecotality all contracts or other agreements they have entered into, verbally or in writing, with any third party concerning Ecotality or the Technology, including any non-disclosure agreements, technology development agreements, letters of intent, or related documents.

5.

Return of Documents and Disclosure of Confidential Matters.

5.1

Foote, Winfield and UPV agree that all financial data, sales and customer data, research development plans and results, contracts, agreements, literature, manuals, catalogs, brochures, books, records, computer files and applications, maps, correspondence and other materials furnished or made available to them or any of their business contacts, or created, prepared or secured through the efforts of the them and relating to the business conducted by Ecotality, whether or not containing any confidential information, are and shall remain the property of Ecotality.   Foote, Winfield and UPV represent and warrant that they shall deliver all such materials, including all copies thereof, to Ecotality within ten (10) days of the Effective Date.  Other than as expressly directed by Ecotality, Foote, Winfield and UPV shall never, directly or indirectly, sell, use, disclose, lecture upon, or publish data or information containing or relating to any confidential information or technology of Ecotality.

5.2

Foote, Winfield and UPV represent and warrant that they shall, within ten (10) days of the Effective Date, deliver to Ecotality all files and documentation relating to the Technology or the business operations of Ecotality, including, but not limited to, business records and documents reflecting any communications with any current, past or potential Ecotality employees, consultants, contractors, vendors, suppliers, distributors, manufacturers, licensors, licensees, or developers (the “Documentation”).  Documentation shall include, but is not limited to, any written, recorded, or printed matter, in paper or electronic form, including, letters, emails, drawings, recordings, invoices, proposals, contracts, computer discs or tapes, letters of intent, meeting minutes, computer code, notes, correspondence, itineraries, financial records, summaries of records of conversations or conferences, minutes or reports and/or summaries or interviews, reports and/or summaries of investigations, opinions or reports.  Specifically included within the scope of this section are documents reflecting communications relating to the Technology or business operations of Ecotality with or regarding California Institute of Technology, Jet Propulsion Laboratories (“JPL”), Andrew Kindler, 3M, DesignLine International Holdings, Ltd, and companies, vendors and/or government officials in China and/or Hong Kong.

6.

Relation to Ecotality Agreements.  Foote, Winfield and UPV acknowledge and agree that, unless previously terminated by Ecotality, and until the Ecotality Agreements are modified by the Parties through separate negotiations and written instruments, the Ecotality Agreements concerning ownership of the Technology, UPV Materials, and Intellectual Property shall remain in full force and effect and the Parties shall continue to abide by all terms of those agreements.  This Agreement is to be read in conjunction with the TCA, the IP Agreement, and the Patent Assignment Agreement, which shall remain in full force and effect.  Such agreements shall be read in conjunction with, and not in conflict with, this Agreement. To the extent there is a conflict between this Agreement and any prior Ecotality Agreements, the terms of this Agreement shall prevail.

7.

Representations and Warranties.  Foote, Winfield and UPV represent and warrant to Ecotality as follows:

7.1

They have the full right, power and authority to enter into this Agreement and perform their obligations under this Agreement without being in breach of obligations owed to any third party.

7.2

The execution and delivery of this Agreement by UPV and the consummation by UPV of the transactions contemplated by this Agreement have been duly authorized by UPV.

7.3

They have not assigned, sold, transferred, negotiated, pledged or otherwise disposed of or purported to assign, sell, transfer, negotiate, pledge or otherwise dispose of the Technology, any of the Ecotality Agreements, the Escrow Agreements, or any of the claims being release herein other than to Ecotality.

7.4

They are not aware of any facts or circumstances that would impact the veracity or viability of the Technology, Ecotality’s anticipated business plans, and the performance of the representations, warranties and obligations contemplated under this Agreement.

7.5

They have not disclosed to any third party any Ecotality trade secrets, proprietary or confidential information, or non-public information concerning the Technology or Ecotality business plans.

7.6

They have not disclosed to others, directly or indirectly, any third-party confidential or proprietary information subject to a non-disclosure, confidentiality, or similar agreement to which Ecotality is bound.

7.7

They shall maintain the confidentiality of all trade secrets and other confidential information of Ecotality, including, but not limited to, information on Ecotality’s technology, vendors, licensing, contracts, employees, and related information.

7.8

They will reasonably cooperate with Ecotality in connection with the preparation, filing, prosecution, maintenance and defense of the Technology and any suit for infringement of the Technology brought by Ecotality against a third party.

7.9

They will not make any false or misleading comments about Ecotality or its officers, directors, shareholders, employees, vendors, technologies, business plans, business partners, contractors, or strategies.

7.10

They shall not make in any form, to any person, any negative, harmful, derogatory, damaging or disparaging statements or comments about Ecotality or its officers, directors, shareholders, employees, vendors, technologies, business plans, business partners, contractors, or strategies, except and only to the extent any statements or reporting is required or compelled by law.

7.11

They are not now, have not been in the past, and have not been promised to be in the future, an officer, director or shareholders of DesignLine International Holdings, LLC or any of its parents, subsidiaries or affiliates.

7.12

Exhibit A contains a complete list of all known or potential third-party claimants or creditors of Ecotality that have threatened, or may reasonably be anticipated to have, a claim against Ecotality within the next three (3) years relating to or arising out of any activities, conduct, contracts, statements, representations, omissions, or agreements by Foote, Winfield or UPV.   It is expressly agreed and understood by Foote, Winfield and UPV that the release provided by Ecotality herein is limited to the known claims, issues, actions, and activities identified in this Agreement and the attached Exhibit A.  All other claims are expressly excluded from the Ecotality release.

8.

Termination of Employment.

8.1

Foote, Winfield and UPV acknowledge and agree that their consulting and employment relationships with Ecotality ended on November 30, 2006, November 7, 2006, and June 1, 2006, respectively.   No wages, benefits or other compensation are due from Ecotality.

FOOTE AND WINFIELD AGREE THAT THE CONSIDERATION RECEIVED BY THEM UNDER THIS AGREEMENT, INCLUDING THE PAYMENT DESCRIBED HEREIN, IS IN FULL AND COMPLETE SATISFACTION OF ANY AND ALL CLAIMS, CAUSES OF ACTION, OR RIGHTS OF ANY LIABILITY, DAMAGE, OR OBLIGATIONS OF ANY KIND, TYPE, OR NATURE, WHETHER PRESENTLY KNOWN OR UNKNOWN, ACCRUED, OR NOT ACCRUED, WHICH THEY MAY HAVE, OR MAY HAVE HAD, AGAINST ECOTALITY, INCLUDING, BUT NOT LIMITED TO, THOSE CLAIMS THAT ARISE OUT OF, OR IN ANY MANNER RELATE TO, ANY PAST OR PRESENT RELATIONSHIP BETWEEN THE PARTIES, INCLUDING, BUT NOT LIMITED TO, ANY EMPLOYMENT RELATIONSHIP, UP TO THE DATE OF EXECUTION OF THIS AGREEMENT.  FOOTE AND WINFIELD ACKNOWLEDGE AND AGREE THAT, BY ENTERING INTO THIS AGREEMENT, THEY NO LONGER HAVE THE RIGHT TO ASSERT ANY CLAIM OR LAWSUIT OF ANY KIND ATTEMPTING TO RECOVER MONEY OR ANY OTHER RELIEF AGAINST ECOTALITY FOR ANY PAST OR PRESENT RELATIONSHIP BETWEEN THE PARTIES, INCLUDING, BUT NOT LIMITED TO, ANY EMPLOYMENT RELATIONSHIP. Notwithstanding anything herein to the contrary, no provision of this Agreement shall constitute a release of any claim arising out of a breach of this Agreement - all such claims being expressly reserved.

8.2

By way of example only, and without limiting the immediately preceding paragraph, this release includes, but is not limited to, all claims asserted, or which could have been asserted, under federal, state, or local constitution, law, regulation, ordinance or common law, as amended, that in any way relate to employment, discrimination or harassment in employment, termination of employment, or retaliation with respect to the employment, including but not limited to:

                                8.2.1      Any claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.;

                                8.2.2      Any claims under 42 USC § 1981;

                                8.2.3      Any claims under the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq.;

                                8.2.4      Any claims under the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq.;

                                8.2.5      Any claims under the Age Discrimination in Employment Act (ADEA) and the Older Workers’ Benefit Protection Act of 1990, 29 U.S.C. § 621 et seq.;

                                8.2.7      Any claims under state anti-discrimination statutes;

                                8.2.8      Any and all claims for alleged breach of an express or implied contract;

                                8.2.9      Any and all claims for payments of wages under A.R.S. § 23 – 350 et seq. or the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.;

                                8.2.10    Any and all tort claims, including but not limited to alleged false imprisonment, conspiracy, infliction of emotional distress, negligent hiring, supervision or retention, retaliation for assertion of workers’ compensation rights and/or invasion of privacy;

                                8.2.11    Any and all claims under workers’ compensation law;

                                8.2.12    Any and all claims of unemployment compensation;

                                8.2.13    Any and all claims under the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and

                                8.2.14    Any and all claims for attorneys’ fees.

9.

Protection of Company Information, Property and Interests.  Foote, Winfield and UPV agree that the nature of Ecotality’s business requires the restrictions set forth below and that the same are reasonably necessary for the protection of Ecotality’s business and are not unreasonably restrictive of Foote’s, Winfield’s or UPV’s ability to earn an appropriate livelihood or to engage in any professional business or employment in which they are presently or have in the past been engaged.  The parties agree that the restrictions in Sections and  below shall apply to, and the geographic scope of those provisions (the “Restricted Area”) shall extend to, anywhere within the world that Ecotality conducts business operations; except that if a court or arbitrator finds that such a Restricted Area is not reasonably necessary to protect the legitimate business interests of Ecotality, then the Restricted Area shall be any state within the United States of America where Ecotality conducts business operations; except that if a court or arbitrator finds such a Restricted Area is not reasonably necessary to protect the legitimate business interest of Employer, then the Restricted Area shall extend to any city where Ecotality conducts business operations; except that if a court or arbitrator finds such a Restricted Area is not reasonably necessary to protect the legitimate business interest of Ecotality, then the Restricted Area shall extend to and throughout the state of Arizona.

9.1

Non-Solicitation of Customers and Potential Customers.   Foote, Winfield and UPV agree that, without the prior written consent of Ecotality, they will not own or have any interest, directly or indirectly, in, or act as an officer, director, agent, employee, or consultant of, or assist in any way or in any capacity, any person, firm association, partnership, corporation, or other entity which develops or licenses technologies or products or services in competition with Ecotality anywhere within the world where any confidential information acquired by them through their work in relation to the Technology, UPV Materials or Intellectual Property would reasonably be considered advantageous to such other competing entity.  The Restricted Period for purposes of this Section  shall be the three (3) years immediately following the Effective Date; except that if a court or arbitrator finds that three (3) years Restricted Period is not reasonably necessary to protect the legitimate business interests of Ecotality, the Restricted Period shall be the two (2) years immediately following the Effective Date; except that if a court or arbitrator finds that the two (2) years Restricted Period is not reasonably necessary to protect the legitimate business interests of Ecotality, the Restricted Period shall be the one (1) year immediately following the Effective Date; except that if a court or arbitrator finds that the one (1) year Restricted Period is not reasonably necessary to protect the legitimate business interests of Ecotality, the Restricted Period shall be the six (6) months immediately following the Effective Date.

9.2

Non-Solicitation of Employees/Agents.  Foote, Winfield and UPV agree that they will not directly or indirectly entice, induce, or in any manner influence any person who is, or shall be, in the service of Ecotality, as an employee, officers, director, contractor, vendor, agent, or business partner, to leave such service for the purpose of engaging in business or being employed by or associated with any person, firm, association, partnership, corporation, or other entity which is in competition with Ecotality.  The Restricted Period for purposes of this Section  shall be the two (2) years immediately following the Effective Date; except that if a court or arbitrator finds that a two (2) year Restricted Period is not reasonably necessary to protect the legitimate business interests of Ecotality, the Restricted Period shall be the one (1) year immediately following the Effective Date; except that if a court or arbitrator finds that the one (1) year Restricted Period is not reasonably necessary to protect the legitimate business interests of Ecotality, the Restricted Period shall be the six (6) months immediately following the Effective Date; except that if a court or arbitrator finds that the six (6) months Restricted Period is not reasonably necessary to protect the legitimate business interests of Ecotality, the Restricted Period shall be the three (3) months immediately following the Effective Date.

9.3

Non-Competition.  During the term of the Restricted Period, as hereafter defined, Foote, Winfield, UPV, and/or any entity in which they have a direct or indirect ownership interest, shall not, without the prior written consent of Ecotality, directly or indirectly, own, manage, operate, be employed by, participate in, render services to, solicit customers or contracts for, or otherwise be connected in any manner with the ownership, management, operation, or control of any business in competition with Ecotality or engaged in any business activities that are the same or substantially similar to Ecotality’s business activities during the term(s) Foote and Winfield were employed by, or were affiliated with, Ecotality or where any confidential information acquired by them would reasonably be considered advantageous to such other competing entity.   The Restricted Period for purposes of this Section  shall be the three (3) years immediately following the Effective Date; except that if a court or arbitrator finds that three (3) years Restricted Period is not reasonably necessary to protect the legitimate business interests of Ecotality, the Restricted Period shall be the two (2) years immediately following the Effective Date; except that if a court or arbitrator finds that the two (2) years Restricted Period is not reasonably necessary to protect the legitimate business interests of Ecotality, the Restricted Period shall be the nine (9) months immediately following the Effective Date; except that if a court or arbitrator finds that the nine (9) months Restricted Period is not reasonably necessary to protect the legitimate business interests of Employer, the Restricted Period shall be the six (6) months immediately following the Effective Date.

9.4

Length of Time Periods.  The length of the Restricted Periods in this Agreement is a material term and represents consideration for the benefits provided by Ecotality. Any period of time during which Foote, Winfield or UPV are in violation of the covenants under this Section shall operate to extend the duration of the Restricted Period for the same length of time during which they are in such violation.

In the event that any court shall finally hold that the time or territory or any other provision of this Section 9 constitutes an unreasonable restriction against Foote, Winfield or UPV, they agree that the provisions hereof shall not be rendered void but shall apply as to such time, territory and other extent as the court may determine to be a reasonable restriction under the circumstances involved.  Foote, Winfield and UPV understand that a breach of obligations under this Section 9 could cause the company irreparable harm for which the company may seek injunctive relief.

10.

Consideration.  Subject to the accuracy of the representations and warranties contained herein and the fulfillment by Foote, Winfield and UPV of all actions and obligations herein described, within thirty (30) days of the Effective Date Ecotality shall use its best efforts to cause the following to occur:

10.1

Ecotality shall, within five (5) days of the Effective Date of this Agreement, deposit in escrow or otherwise direct payment for the benefit of Foote and Winfield the sum of Six Hundred Thousand Dollars ($600,000) (the “Payment”). Payment shall be made to an established escrow account designated by Foote and Winfield.  Foote and Winfield shall provide the escrow agent instructions as to the disposition of the Payment between them or any third parties and release Ecotality from any liability in connection therewith.  Foote and Winfield shall execute any documents reasonably requested by Ecotality to memorialize this request and instruction with respect to the Payment and hereby release and discharge Ecotality for liability for any payments made to or from the escrow account or anyone else in accordance with their request and instructions.

10.2

Foote and Winfield shall be issued a cumulative total of 1.5 million (1,500,000) shares of Rule 144 Ecotality stock.  The stock shall be issued to Foote and Winfield jointly, with right of survivorship, unless Foote and Winfield provide Ecotality, within ten (10) days of the Effective Date, reasonable alternative instructions.

11.

Mutual Release.

11.1

Release by Foote, Winfield and UPV.  Subject to and conditioned upon the accuracy of the representations and warranties herein, and the fulfillment by Ecotality of all obligations under this Agreement, Foote, Winfield and UPV, on behalf of themselves and, as applicable, their officers, directors, owners, principals, partners, shareholders, investors, employees, agents, insurers, attorneys, representatives, parents, subsidiaries, affiliates, predecessors, assigns, successors, heirs, spouses, personal representatives, and each of them, hereby release and forever discharge Ecotality, its officers, directors, owners, principals, partners, shareholders, investors, employees, agents, insurers, attorneys, representatives, parents, subsidiaries, affiliates, predecessors, assigns, successors, and personal representatives, and each of them (all collectively “Ecotality Releasees”), of and from any and all claims, demands, actions, causes of action, obligations, losses, damages, agreements, promises, costs, expenses (including, but not limited to, attorneys’ fees) and liabilities of every kind or nature whatsoever, in law or equity, whether known or unknown, whether fixed or contingent, whether liquidated or unliquidated, and whether in the past, present or future, and regardless of the legal principle or theory on which the same may be based, which they may have or may hereafter acquire, against the Ecotality Releasees, or any of them, from the beginning of time through and including the Effective Date of this Agreement.  It is the intention of the Parties that this release and waiver of claims be complete and final, and be construed broadly, so that all claims of any kind whatsoever by Foote, Winfield or UPV against Ecotality are resolved hereby.

Foote, Winfield and UPV have been informed of and have read and are familiar with § 1542 of the Civil Code of the State of California, which section provides:

A general release does not extend to claims that the creditor does not know or suspect to exist in his favor at the time of executing the release that, if known by him, must have materially affected his settlement with the debtor.

Foote, Winfield and UPV hereby voluntarily waive against Ecotality all rights under California Civil Code § 1542 and any other state or federal statute or common law principle of similar effect.

Foote, Winfield and UPV understand that if the facts upon which this Agreement is based are found hereafter to be different from the facts now believed to be true, they expressly assume the risk of such possible difference in facts, and agree that this Agreement shall remain effective notwithstanding such a difference in facts.  Foote, Winfield and UPV agree that in executing this Agreement, they rely wholly upon their own judgment, belief, and knowledge and that no representations or statements regarding the above-mentioned matters or regarding any other matters made by the Ecotality Releasees or by any other person or persons representing the Ecotality Releasees have influenced them to any extent whatsoever in executing this Agreement.

11.2

Release by Ecotality.  Subject to and conditioned upon the accuracy of the representations and warranties herein, and the fulfillment by Foote, Winfield and UPV of all obligations under this Agreement, Ecotality hereby releases and forever discharges Foote, Winfield UPV and, as applicable, their officers, directors, owners, principals, partners, shareholders, investors, employees, agents, insurers, attorneys, representatives, parents, subsidiaries, affiliates, predecessors, assigns, successors, spouses, heirs, and personal representatives, and each of them (all collectively “UPV Releasees”), of and from any and all known claims, demands, actions, causes of action, obligations, losses, damages, agreements, promises, costs, expenses (including, but not limited to, attorneys’ fees) and liabilities of every kind or nature whatsoever, in law or equity, whether fixed or contingent, whether liquidated or unliquidated, and whether in the past, present or future, and regardless of the legal principle or theory on which the same may be based, which they may have or may hereafter acquire, against the UPV Releasees, or any of them, from the beginning of time through and including the Effective Date of this Agreement.  It is the intention of the Parties that this release and waiver of claims be complete and final, and be construed broadly, so that all known claims of any kind whatsoever by Ecotality against Foote, Winfield or UPV are resolved hereby.

Ecotality expressly limits and excludes from this release and Agreement any unknown claims Ecotality may have against Foote, Winfield and UPV and claims relating to activities not identified on Exhibit A hereto.

12.

Indemnification.  Foote, Winfield and UPV, jointly and severally, (the “Indemnitors”) agree to defend, indemnify and hold harmless Ecotality from and against any and all Losses arising from any Indemnitor’s breach of any of the representations and warranties herein or arising from any Indemnitor's failure to fully and properly perform and discharge all of the obligations required hereunder.  For purposes of this Section, “Losses” means each and all of the following items to the extent actually paid or incurred:  losses, liabilities, damages, judgments, fines, assessments, costs, royalties, penalties, amounts paid in settlement and reasonable out-of-pocket costs and expenses (including attorneys’ fees and expenses) incurred in connection therewith, including those incurred in any action, suit, proceeding or claim arising from any of the foregoing.

13.

Remedies.  In the event of any actual violation of any of the representations or warranties of this Agreement, or a failure by Foote, Winfield or UPV to comply with their obligations hereunder, Ecotality shall be entitled to preliminary and permanent injunctive relief and actual damages. Nothing in this Agreement will be construed so as to impair any legal or equitable right of any party hereto to enforce any of the terms of this Agreement by any means, including without limitation, an action for damages or a suit to obtain specific performance of any or all of the terms of this Agreement.  In the event of such action, the prevailing party shall be entitled to all costs of the action, including reasonable attorneys’ fees, in addition to any other relief to which such party may be entitled.  It is hereby expressly acknowledged by all parties to this Agreement that a breach hereof by any party may cause such injury as U. S. federal law and the laws of the state of Arizona recognize as immediate and irreparable and that preliminary and permanent injunctive relief would be appropriate in the event of such breach.

14.

Confidentiality.  The negotiation, facts, and contents of this Agreement, the acts reflected herein, and all correspondence or other documents or communications reflecting or relating to such negotiations, facts, contents, and acts (collectively “Confidential Information”) are non-public and confidential.  The Parties represent, warrant, and agree that they will not disclose any of the Confidential Information to any person or entity except (a) with the express, written consent of the other Parties, (b) to the party’s auditors, tax preparers, or taxing authorities, (c) pursuant to subpoena, (d) to legal counsel, or (e) otherwise as required by law and only to the extent required by law.

15.

Successors, Heirs and Assigns.  This Agreement is and shall be binding upon (i) the officers, directors, successors, heirs and assigns of each Party, as applicable, (ii) each past, present, direct or indirect parent, subsidiary, division or affiliated entity of each Party, and (iii) each past or present agent, representative or shareholder of the respective Parties.

16.

No Admission.  The Parties agree that this Agreement and the terms and conditions hereof, may never be admitted into evidence against any Party hereto or construed as a confession or admission of liability by any Party in any suit or proceeding.

17.

Reliance.  Foote, Winfield and UPV represent and represent that: (i) they have relied upon their own judgment regarding the consideration for and language of this Agreement; (ii) they have been given the opportunity to consult with legal counsel regarding the terms of this Agreement; (iii) they understand this document and have obtained answers to questions that they have raised about the document; and (iv) no statements made by Ecotality or its agents have in any way coerced or unduly influenced them to execute this Agreement.  The parties acknowledge that this Agreement is written in a manner that is understandable to them and that they have read all of the paragraphs of this Agreement.  The parties further acknowledge that they are entering into this Agreement freely, knowingly, voluntarily, and with a full understanding of its terms and an intent to be bound.

18.

Governing Law. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Arizona, disregarding any conflicts of law provision, which may require the application of the law of another jurisdiction. Each of the parties hereto hereby submits to the jurisdiction of the state and federal courts located in Maricopa County, Arizona, and agree that venue therein is convenient as the forum for any such action, and expressly consents to the in personam jurisdiction for the purpose of any such action or proceeding.

19.

Attorneys’ Fees.  The prevailing Party in any dispute concerning this Agreement shall be entitled to recover reasonable attorney's fees.

20.

Waiver.  No term of this Agreement shall be deemed waived, and no breach excused, unless the waiver or excuse is in writing and signed by the Party or an officer of the Party claimed to have waived or excused.

21.

Assignment.  Neither this Agreement nor any rights, privileges, releases, or dismissals granted under this Agreement or any of the Parties’ duties or obligations hereunder shall be assignable or transferable by any Party (in insolvency proceedings, by mergers, by operation of law, by purchase or otherwise) except with the express prior written consent of the other Party.  Any other purported assignment or transfer shall be void without such written consent.

22.

Survival.  To the extent that the terms of this Agreement provide for rights, interests, duties, claims, undertakings and obligations subsequent to the termination or expiration of this Agreement, the terms of this Agreement shall survive such termination or expiration.

23.

Entire Agreement. This Agreement constitutes the entire agreement between the parties with regard to the subject matter hereof and supersedes any prior or contemporaneous understandings, agreements and statements, in any form, concerning such subject matter unless otherwise expressly herein reserved.  Notwithstanding the foregoing, this Agreement is to be read in conjunction with the TCA, the IP Agreement, and the Patent Assignment Agreement, which shall remain in full force and effect.

The Parties represent that they have relied exclusively on the facts set forth in this Agreement and upon no other statements, promises, or representations by the other Parties in determining to enter into this Agreement.

Notwithstanding the foregoing, this Agreement is to be read in conjunction with the TCA, the IP Agreement, and the Patent Assignment Agreement.

24.

This Agreement is to be read in conjunction with the TCA which, collectively, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and undertakings between the parties relating to the subject matter hereof.

25.

Execution of Additional Documents. Each Party agrees to promptly execute such other and further documents or instruments as may be required to fulfill the obligations and requirements of this Agreement, or to comply with any laws, rules or regulations necessary to carry out the intent of this Agreement.

26.

Counterparts.  This Agreement may be executed in counterparts, including by fax signatures, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

27.

Headings.  The headings used herein are for descriptive purposes only and do not limit or narrow in any way the content of this Agreement.

THE PARTIES HEREBY ACKNOWLEDGE, WARRANT, AND AGREE THAT THEY HAVE READ THE ENTIRE RELEASE, UNDERSTAND ITS CONTENT AND MEANING, HAVE HAD THE OPPORTUNITY TO DISCUSS WITH COUNSEL ALL THE TERMS AND CONSEQUENCES OF THIS RELEASE, AND EXECUTE IT VOLUNTARILY.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized representatives with effect from the date first set forth above.

HOWARD A. FOOTE /s/ Howard A. Foote	ECOTALITY, INC. By: /s/ Jonathan R. Read Name: Jonathan R. Read Title: President
ELLIOT WINFIELD /s/ Elliott Winfield
UNIVERSAL POWER VEHICLES CORPORATION By: /s/ Howard A. Foote Name: Howard A. Foote Title: President

EXHIBIT A

Foote, Winfield and UPV are aware of the following known or potential third-party claimants or creditors of Ecotality that have threatened or may reasonably be anticipated to have a claim against Ecotality relating to or arising out of any activities, conduct, contracts, statements, representations, omissions, or agreements by Foote, Winfield or UPV.

Name Of Company	Nature Of Claim	Factual Basis Of Potential Claim
NONE	NONE	NONE